Exhibit 10.1

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

This Chief Executive Officer (CEO) Employment Agreement (the “Agreement”) is made effective as of January 21, 2025 (the “Effective Date”) by and between Pioneer Federal Savings and Loan Association (“Pioneer”), and Phillip K. Willett (“Executive”).

RECITALS

A.	Pioneer is a state chartered savings association with locations in Dillon, Montana and Deer Lodge, Montana;

B.	Executive is currently the President and Chief Executive Officer (“CEO”) of Pioneer and a voting member of the Board of Directors.

C.	Pioneer wishes to retain Executive as President and Chief Executive Officer (“CEO”) of Pioneer;

D.	Pioneer and Executive hereby exercise the right to amend and extend the Executive Employment Agreement dated August 3, 2017; and

E.	Pioneer and Executive are willing to enter into this Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the material advantages accruing to each party from the employment of Executive with Pioneer, and in further consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which is hereby acknowledged by each party, the parties agree as follows:

1.            Employment, Term and Extension. Pioneer hereby agrees to continue employment of Executive as President and CEO starting February 1, 2025 (“Start Date”). This Agreement is a two year contract and will terminate on the earlier of: (a) the second anniversary of the Start Date, unless extended pursuant to the provisions of this Agreement for an additional two-year employment period; or (b) the termination of Executive’s employment under the Agreement. This Executive Employment Agreement may be extended in writing prior to the Termination Date for a period of two years, if approved and accepted by both parties.

2.            Duties of Employment. Executive shall serve as President and CEO of Pioneer in a full-time capacity with the duties, responsibilities, powers, and authority customarily associated with such position and in accordance with industry standards. Attached as Schedule “A” is a job description that summarizes the principal duties and responsibilities of Executive, which job description is subject to directives of the Board. Executive shall diligently, competently, and faithfully perform all such duties and shall use Executive’s best efforts to promote the interests of Pioneer. The Executive shall report directly to Pioneer’s Board of Directors (the “Board”), and Executive’s service shall be subject at all times to the direction and control of the Board. Nothing in this Agreement shall preclude Executive, with the prior approval of the Board, from devoting reasonable periods of time required for (a) serving as a director or member of a committee of any organization involving no conflict of interest with Pioneer, or (b) engaging in charitable, religious and community activities, provided that such directorships, memberships or activities do not materially interfere with the performance of his duties hereunder.

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3.            Compensation and Benefits. Executive’s compensation and benefits shall be as follows:

a.	Base Salary. Pioneer shall pay Executive an annual base salary in the amount of One Hundred Sixty-Three Thousand Six Hundred Eleven and 00/100 Dollars ($163,611) (“Base Salary”). The Base Salary shall be processed and paid as part of Pioneer’s normal payroll and will be subject to withholdings and deductions required by taxing authorities. All Base Salary shall be prorated as of the Start Date and as of the termination of this Agreement. The Base Salary may be subject to negotiation annually by request of either Party to this Agreement, and any changes to the Base Salary shall be confirmed in writing and attached to this Agreement and incorporated herein by reference to this Agreement.

b.	Discretionary Performance Bonus. Executive shall be eligible for participation in a discretionary bonus pool determined as a result of individual performance as well as Pioneer’s performance (a “Performance Bonus”). The Board evaluates the operating results of Pioneer at calendar year end and, if the Board decides to award a discretionary bonus, evaluates the amount of such bonus for each full-time employee, which bonus amount is paid out at the end of every calendar year. To be eligible to receive a Performance Bonus, Executive must be actively employed by Pioneer on the date the Performance Bonus is payable from Pioneer to Executive.

c.	Benefits. During the term of this Agreement, Executive will receive the benefits and paid time off set forth in Pioneer’s Employment Handbook (“Employee Handbook”) as may be amended from time to time (collectively, the “Benefits”).

d.	Vacation Time. Executive has been credited with five (5) years of experience from Executive’s original date of employment for purposes of Pioneer’s paid vacation policy as set forth in Pioneer’s Employee Handbook as may be amended from time to time.

e.	Full Compensation. The Base Salary and Performance Bonus (if any) are hereinafter collectively referred to as the “Compensation”. Executive understands and agrees that the Compensation, Benefits and Vacation constitute all remuneration to which Executive is entitled for Executive’s services to Pioneer or otherwise.

4.            Termination. The parties agree that Executive’s employment shall terminate upon any of the following events:

a.	Executive’s death or disability that prevents Executive from performing Executive’s job duties.

b.	For “Cause”, which refers to termination of Executive’s employment on account of, but not limited to, the following reasons: (i) personal dishonesty; (ii) incompetence; (iii) willful misconduct; (iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform stated duties; (vi) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and desist orders; (vii) material breach of any provision of this Agreement; (viii) Executive engages in continuing and non-remedied substance abuse involving alcohol or illegal drugs having an adverse effect on the performance of Executive’s services; or (ix) any termination required by Section 5.

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c.	Executive’s voluntary resignation, in which event Executive agrees to provide Pioneer with a minimum of thirty (30) days prior written notice in the event of any such voluntary resignation and any Performance Bonus which would have potentially become due during the period following any such notice shall not be due or payable to Executive.

d.	Upon thirty (30) days’ prior written notice from Pioneer to Executive in the event that any federal, state or local government or agency passes, issues or promulgates any law, rule, regulation, standard or interpretation at any time while this Agreement is in effect that prohibits, restricts, limits or in any way substantially changes the arrangement set forth in this Agreement, or which otherwise significantly affects Pioneer’s rights or obligations hereunder.

5.            Regulatory Limitations. In the event any of the provisions of this Agreement conflict with the terms of this Section 5, this Section 5 shall prevail.

a.	Pioneer may terminate Executive’s employment at any time, but shall be required to pay all Compensation remaining due to Executive under this Agreement, unless Executive is terminated by the Board for a reason set forth in Section 4 or subsections 5(b) through (e). In the event Executive’s employment is terminated prior to any elective extension of this Executive’s Employment Agreement, as provided in Section 1, that election shall be void and shall not be considered due to Executive.

b.	If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of Pioneer’s affairs by a notice served under Section 8(e)(3) or 8(g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(l), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Pioneer may, in its discretion: (i) pay Executive all or part of the Compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.	If Executive is removed and/or permanently prohibited from participating in the conduct of Pioneer’s affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(l), all obligations of Pioneer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

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d.	If Pioneer is in default as defined in Section 3(x)(l) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(l), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

e.	All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Commissioner of the Montana Division of Banking and Financial Institutions (or their designee) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Commissioner of the Montana Division of Banking and Financial Institutions (or their designee) at the time the Commissioner (or their designee) approves a supervisory merger to resolve problems related to the operations of Pioneer or when Pioneer is determined by the Commissioner (or their designee) to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

f.	Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with state and federal law applicable to Pioneer as they may change from time to time.

6.            Confidentiality and Non-Compete/Disparagement. Executive acknowledges and agrees as follows:

a.	Confidential Information.

(i)	Executive understands that in the course of his employment by Pioneer, Executive will receive or have access to confidential information concerning the business of the Bank and which Pioneer desires to protect. Such confidential information shall be deemed to include, but not be limited to, Pioneer’s customer and prospective customer lists, loan lists and information, and employee lists, including, if known, personnel information and data. Executive agrees that, unless as otherwise may be required by law, he will not at any time during the period ending five (5) years after termination of the Agreement, reveal to anyone outside Pioneer or use for his own benefit any such information without specific written authorization by Pioneer. Executive further agrees not to use any such confidential information in competing with Pioneer at any time during or in the five (5) year period immediately following termination of employment with Pioneer.

(ii)	With respect to confidential information that constitutes trade secrets pursuant to applicable law, Executive’s nondisclosure obligations shall continue for so long as such confidential information shall continue to constitute trade secrets. Notwithstanding any other provision of this Agreement, Executive’s nondisclosure obligations with respect to nonpublic information of third parties shall continue for so long as the confidentiality of such information is to be maintained pursuant to applicable law.

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(iii)	If Executive is required to disclose any confidential information pursuant to a valid and properly issued subpoena, Executive shall notify Pioneer and shall provide Pioneer with thirty (30) days prior written notification of the required disclosure and allow Pioneer to seek legal remedy preventing the disclosure.

(iv)	Notwithstanding anything to the contrary herein, Executive hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(v)	Executive is further notified that if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the employer’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

b.	Non-Compete.

(i)	Upon termination of Executive’s employment with Pioneer for any reason, Executive covenants and agrees that he will not at any time during the period of one (1) year from and after such termination (“Non-Compete Period”) directly or indirectly become interested, as an individual, partner, principal, agent, clerk, employee, stockholder, officer, director, trustee, or in any other capacity whatsoever, except as a nominal owner of stock of a public corporation, in any other business in the counties of Powell or Beaverhead in Montana (“Restricted Area”) that competes with the business of Pioneer as it exists at the time of Executive’s termination, or engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend his name (or any part or variant thereof) to, any business in any such county that is, or as a result of the Executive’s engagement or participation would become, competitive with any aspect of the business of Pioneer as it exists at the time of Executive’s termination; ownership, in the aggregate, of less than five percent (5%) of the outstanding shares of capital stock of any corporation shall not constitute a violation of the foregoing provision.

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(ii)	Executive hereby acknowledges that his services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that Pioneer, in enforcing the covenants contained in Section 6 herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining him in the event of a breach, actual or threatened, of the agreements and covenants contained in this Section 6 without any requirement to post a bond or other surety.

(iii)	Executive acknowledges that the provisions of this Agreement, including without limitation the provisions of this Section 6, are reasonable and necessary for the protection of legitimate business interests of Pioneer, and shall not prevent Executive from becoming gainfully employed after his termination as an employee.

c.	Non-Disparagement. Executive shall not disparage or defame Pioneer in any respect or make any derogatory comments, whether written or oral, that relates to Pioneer or its business, related activities, owners, members, or affiliated entities or the relationship between Pioneer and Executive.

d.	Non-Solicitation. Executive recognizes that Pioneer’s workforce is a vital part of its business. Therefore, Executive agrees that during the Non-Compete Period Executive will not solicit, directly or indirectly, any employee to leave his or her employment with Pioneer. For purposes of this Agreement, the phrase “shall not solicit, directly or indirectly,” includes, that without limitation, Executive: (i) shall not identify any Pioneer employees to any third party as a potential candidate for employment, such as by disclosing the names, backgrounds and qualifications of any Pioneer employees; and (ii) shall not, personally or through any other person, approach, recruit or otherwise solicit employees of Pioneer to work for any other employer. This provision does not preclude Executive from providing recommendations upon request by an employee.

7.            Return of Property. Executive agrees that upon termination or expiration of this Agreement Executive shall return to Pioneer all, documents, files, office supplies and any other personal property belonging to Pioneer that is in Executive’s possession or under Executive’s control.

8.            Employment Handbook. Pioneer and Executive agree that the Employee Handbook adopted July 15, 1997, as amended, shall supplement and govern the terms of Executive’s employment, except to the extent the terms of the Employee Handbook do not apply to Executive or are in direct conflict with the terms of this Agreement. In addition, Pioneer and Executive agree that any amendments to the Employee Handbook that are made by Pioneer from time to time after the date of this Agreement shall supplement and govern the terms of Executive’s employment, except to the extent the terms of such amendments do not apply to Executive or are in direct conflict with the terms of this Agreement. If there is any direct conflict between the terms of this Agreement and the Employee Handbook, as amended, the terms of this Agreement shall govern.

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9.            Assignment. Executive acknowledges that the services to be rendered by Executive for Pioneer pursuant to this Agreement are unique and personal. Accordingly, Executive may not assign any of Executive’s rights or delegate any of Executive’s duties or obligations under this Agreement.

10.            Severability. Whenever possible, each prov1s10n of this Agreement will be interpreted in such manner as to be effective and valid to the fullest extent permitted by law. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, (a) the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way; and (b) the parties shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions as closely as possible to effect the original intents and purposes of this Agreement. If any court of competent jurisdiction determines that any provision of this Agreement is unenforceable because of the duration or geographic scope of that provision, the court has the power to reduce the duration or geographic scope of that provision, as the case may be, so that in its reduced form the provision is enforceable.

11.            Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes any and all other agreements or contracts, either oral or written. There are no other independent, collateral, or additional written or oral agreements between the parties or obligations to be performed by the parties which are not expressed or referenced (e.g. written employment policies incorporated by reference) in this Agreement.

12.            Amendments. This Agreement may not be amended or modified except by a written agreement executed by all parties.

13.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state or federal courts of Montana, to the exclusion of all other courts, and that the only proper venue shall be Beaverhead County, Montana. Each party hereby irrevocably submits to the personal jurisdiction of such courts.

14.            Equal Parties. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any of the parties by virtue of the authorship of any of the provisions of this Agreement.

15.            Rights upon Termination. Upon termination of this Agreement, all rights and obligations of the parties under this Agreement shall cease except those rights and obligations that have accrued or expressly survive termination, including but not limited to Sections 5, 6, 7, 13, and 14.

16.            Notices. All notices, requests, consents and demands under this Agreement shall be effective upon receipt when delivered personally or mailed by registered or certified mail (in each case, return receipt requested and postage prepaid) or by postage prepaid first class mail to the address set forth below for notices to Executive (or the most recent address Executive has provided to Pioneer) and to the address of the then current Board Chair of Pioneer for notices to Pioneer. Notices given by mail shall be deemed received two (2) business days after mailing.

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Executive:	Phillip K. Willett
[personally identifiable
information removed]

17.         Counterparts. This Agreement may be executed in counterparts (including by means of telecopied, facsimile or pdf or other electronic signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or e-mail of a pdf or similar electronic file will be equally as effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE:		EMPLOYER:

PIONEER FEDERAL SAVINGS AND LOAN ASSOCIATION

/s/ Phillip K. Willett		By:	/s/ Spence Hegstad
Phillip K. Willett

		Its:	Chairman

Dated:	1/21/25	Dated:	1/21/25

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